File No. 0-53242

FORM 10/A

Amendment No. 4 to

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

ELECTRONIC KOURSEWARE INTERNATIONAL, INC.

(Name of registrant as specified in its charter)

Delaware	95-7955035
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300-A S. Front Street Kyle, Texas	78640
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number: 512-268-2765

With Copies to:

Lee Polson Strasburger & Price, LLP 600 Congress Avenue Suite 1600 Austin, Texas 78701 Telephone: 512.499.3600 Fax: 512.536.5719	Phillip D. Greer Chief Executive Officer Electronic Kourseware International, Inc. PO Box 1657 Kyle, Texas 78640 Telephone: 512.921.7157 Fax: 512.268.2766

Securities to be registered under Section 12(b) of the Act:
None

Securities to be registered under Section 12(g) of the Act
Common stock, par value $0.0001 per share
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer [	]	Accelerated filer [	]
Non-accelerated filer [	]	Smaller reporting company [X}

CONTENTS

Item 1. Business	1
Overview	1
Stock Purchase Agreement	1
Competition	3
Regulation	3
Seasonality	3
Employees	3
Risk Factors	3
Where to Obtain Additional Information	5

Item 2. Financial Information	5
Management’s Discussion and Analysis of Financial Condition and Results of Operations	5
Liquidity and Capital Resources	6
Qualitative and Quantitative Disclosures about Market Risk	7

Item 3. Properties	7

Item 4. Security Ownership of Certain Beneficial Owners and Management	7

Item 5. Directors and Executive Officers	7
Code of Ethics	8

Item 6. Executive Compensation	8
Summary Compensation Table	8
No Board or Compensation Committee Interlocks	9
Director Compensation	9

Item 7. Certain Relationships and Related Transactions, and Director Independence	9

Item 8. Legal Proceedings	9

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	9
Dividend Policy	10
No Shares Reserved for Issuance under Equity Compensation Plan	10

Item 10. Recent Sales of Unregistered Securities	10

Item 11. Description of Securities to be Registered	10

Item 12. Indemnification of Directors and Officers	11

Item 13. Financial Statements and Supplementary Data	12

Item 14. Changes in and Disagreements with Accountants	34

Item 15. Financial Statements and Exhibits	34

Signatures	34

PART I

Item 1. Business

Overview

Electronic Kourseware International, Inc. (in this report, “EKI”, “we”, “our”, and “us”) was incorporated as Keebee Oil and Gas Company, Inc., in Delaware in 1981. The company was originally intended to engage in the oil and gas business. By 1997 it had become a dormant, “shell” corporation. In 1997 the company acquired the business of our predecessor, Exclaim Productions, Inc., changed its name to Electronic Kourseware International, Inc., and began operating our business of marketing and distributing scientific and electronic educational equipment and material to public and private schools. For over 25 years, EKI and our predecessor have been reliable providers of scientific and electronic educational materials.

Our products encompass all major scientific disciplines from elementary school to college level classrooms. Educational scientific products include glassware, scales, anatomical models, live specimens, preserved specimens, microscopes, science kits and all other lab supplies and equipment. We also provide supplies for laboratories, science fair participants, home schools and hobbyists. We sell course materials on instructional tools on astronomy, human and plant biology and anatomy, hygiene and health, fossils and earth sciences, chemistry and ecology.

Educational electronic products include packaged curricula on fundamental electronics, component assembly, and circuitry, instructional videos and software on topics such as basic electronic theory, circuit design software design and soldering. We sell radio kits, power supply kits, robotics kits, soldering kits and other basic instructional tools.

We do business under the names Sciencelabs.com and Science Labs-in-a-Box. Through our eCommerce site, www.sciencelabs.com, and direct relationships with educational institutions, we offer over 18,000 high demand science and electronics products to educators. We are continuing to add products in an effort to become a one-stop shop to educational institutions for all their science educational needs and requirements.

The science and electronics education market is large and diverse. The public education market is driven by a combination of a bidding process and ongoing smaller purchases. Negotiated discounts off of catalogue prices are also widely used. We believe that educational institutions choose vendors based upon price first, and all other factors are secondary. Our strategy is to keep administrative and office overhead to a minimum in order to compete effectively on the price of our educational materials. Most of our competition have significant fixed overhead and substantial legacy costs, making the market prime for a low price provider. Additionally, the market is plagued by long delivery times and poor customer service.

To accomplish our business plan, we rely on direct sales to schools and educators using our Internet website. We do not have a professional sales force other than those who help maintain our sales site and fulfill orders. We do sell products through one independent distributor, who accounted for about 10% of our total sales (approximately $50,000) in 2007. This distributor’s percentage contribution to sales is decreasing as a percentage of total sales as our direct Internet sales grow. We do not believe that the loss of the independent distributor would materially harm our overall sales or profitability. We deal with approximately 10,000 schools. We have about 70 suppliers.

We assemble our own educational electronics kits and prepare course curricula for their use. In 2007, these electronics kits and course materials accounted for approximately 60% of our total sales, but educational electronics sales are decreasing as a percentage of our product mix. See Management’s Discussion and Analysis of Results of Operations and Financial Condition, page 4.

We do not own any trademarks or patents for any of our products.

Stock Purchase Agreement; Termination of Agreement

We have entered into an agreement dated December 31, 2007, as amended on September 29, 2008, to sell 257,092,999 shares of our restricted common stock to Paragon Capital, LP (“Paragon”), a private investor, for

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$250,000. We expect to use the proceeds for investment in our educational equipment business, including:

•	Repaying outstanding bank debt, which amounted to approximately $54,000 at September 30, 2008;
•	Expanding and establishing relationships with foreign suppliers of educational equipment;
•	Developing a proprietary website to replace our current site, which is maintained by a third party provider; and
•	Hiring additional employees.

In connection with the stock purchase, we agreed to file this Form 10 and to seek to have our shares quoted for trading on the OTC Bulletin Board. Paragon has agreed to pay up to $75,000 of our expenses to prepare audited financial statements and file this Form 10 with the SEC. Paragon advanced $50,000 when the agreement was first entered. In September 2008 Paragon advanced an additional $25,000 for registration expenses.

As consideration for Paragon’s advance to us of expenses to complete this Form 10, we executed two promissory notes to Paragon. The first note bears a face amount of $400,000 and is due on December 31, 2021. The second note bears a face amount of $200,000 and is due on September 30, 2022. The first, $400,000 note was also amended at the time that we entered into the second, $200,000 note. We received no cash proceeds for the execution of either of the notes other than the agreement of Paragon to advance our expenses as described in the preceding paragraph. The promissory notes provide that if we fail to complete the registration of our shares under the Securities Exchange Act (including filing this Form 10) and close the sale of the stock prior to December 31, 2008 (or such later date as may be agreed by the parties), Paragon may terminate the stock purchase agreement and demand that we repurchase the promissory notes within 10 days for the total amount advanced plus 18% per annum interest. As of January 6, 2009, we have an outstanding balance of $50,000 on the $400,000 promissory note and of $25,000 on the $200,000 promissory note.

The stock purchase agreement, as amended, the $400,000 promissory note, as amended, and the $200,000 promissory note all provide that if Paragon fails to close on the stock purchase agreement within 40 days after our registration statement becomes effective with the SEC and our common stock becomes listed on the OTC Bulletin Board the agreement may be terminated, and we may repurchase the promissory notes within 10 days for the total amount advanced plus 18% per annum interest.

The stock purchase agreement provides that $215,000 of the purchase price of the stock will be paid to us at closing, and the remaining $35,000 will be placed in escrow for nine months as a holdback for any damages that might be incurred by the purchaser for a breach of the stock purchase agreement by us.

Termination of Stock Purchase Agreement. On January 30, 2009, Paragon notified us that Paragon had terminated the proposed purchase and demanded that we repay the $75,000 advanced pursuant to the notes with interest plus a $25,000 termination fee. Paragon’s termination letter stated that it was terminating the agreement because of the Company’s “failure to satisfy on or before December 31, 20008, one or more of the conditions set forth in Section 5 of the Agreement.” Section 5 of the Agreement provides in part that Paragon may terminate the agreement if we have not satisfied the conditions to Paragon’s obligation to close, contained in Section 5, on or before December 31, 2008.

Paragon did not specify in its termination letter the specific condition which was not satisfied by December 31. We believe that we have not yet complied with the following provisions in the agreement as of the date of this Form 10/A:

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We must file a registration statement with the SEC on Form 10 and complete the registration of our common stock under the Securities Exchange Act of 1934. This Form 10/A has been filed to complete this obligation and we are in the process of responding to SEC comments, but we have not cleared all SEC comments as of the date of this Form 10/A. From completion of the Form 10 filing until closing on the stock purchase agreement, we must make timely filings of all reports required by the Exchange Act and rules thereunder.

•

Prior to closing we must file a Form 211 with FINRA, FINRA must have completed its review, and our stock must have commenced trading on the OTC Bulletin Board. We have not filed a Form 211 with FINRA, FINRA has not completed any review and our stock has not commenced trading on the OTC

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Bulletin Board. We expect that the requisite Form 211 will be filed immediately after we have completed all responses to comments made by the SEC staff on our Form 10/A and any additional amendments to it, whether or not the Paragon stock purchase is completed.

•

We must provide an opinion of counsel as to the validity of the shares to be issued to Paragon, authority to enter into the stock purchase agreement, and absence of pre-emptive rights. We have not yet provided such an opinion. In the normal course of business we would not have expected to have done so until shortly before closing.

•

We must provide a letter from our auditor stating that we are current in our payments to the auditor, and no disagreements exist between us and our auditor regarding accounting issues. We have not yet provided such a letter. In the normal course of business we would not have expected to have done so until shortly before closing.

•

We must be current in our payments to our transfer agent, and the transfer agent must agree to continue providing transfer agent services to us after closing. We are current in our payments to our transfer agent but have not yet asked the transfer agent to continue providing transfer agent services to us after closing. In the normal course of business we would not have expected to have done so until shortly before closing.

We believe that we are currently in compliance with the following conditions to closing:

•	We must have no unpaid tax liabilities. We know of no unpaid tax liabilities.
•	We must not be in violation of any federal, state or local laws in any material respect. We know of no violations of state, federal or local laws in any material respect.
•

We must not have issued or authorized the issuance of any additional equity securities, or securities convertible into equity securities, without the consent of Paragon. We have complied with this condition.

•

We must not engage in any business other than our current business, and must not have discontinued, divested or otherwise changed our current business without approval from Paragon. We have complied with this condition.

•

At closing, we must not have any liabilities on our balance sheet (except for scheduled liabilities disclosed to and acceptable to Paragon). As of the date of this Form 10/A, we have disclosed all of our liabilities to Paragon and Paragon has not objected to any of the liabilities we disclosed.

We have attempted to negotiate with Paragon over the termination and payment of the termination fee and note interest and principal, but so far we have been unsuccessful. We do not currently have the cash resources to pay these amounts, and if we are unsuccessful in negotiating a settlement with Paragon, it may jeopardize the continued existence of our Company.

Competition

The business of distribution of scientific educational materials is characterized by six or seven large, significant education distributors. In addition to these few large distributors there are several thousand smaller distributors including ourselves. We believe that our web based direct sales model distinguishes us from most of our competitors who rely more on catalogue sales than on the Internet.

The largest distributors are serviced by a few decent sized manufacturers along with a significant number of smaller, fragmented manufacturers. We gain some economies from the fact that we assemble or manufacture about 60% of our products (electronics educational courseware and kits) ourselves.

Regulation

The educational materials distribution market is not heavily regulated. There are no widely followed licensing requirements and few barriers to new entries into the market. We market our materials to more than 10,000 schools, which are in most cases able to make independent purchasing decisions based on their own criteria and do not require accreditation or other standards of entry into the distribution chain. The emphasis on more defined standards of educational performance at the state and federal levels in recent years has not, as yet, had a significant impact on our business.

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Seasonality

Our business is seasonal, with about 75% of our sales occurring in the second half of the calendar year.

Employees

On September 30, 2008, we had five full time employees.

Risk Factors

Risks Associated with Our Business

Paragon has terminated its stock purchase agreement and demanded payments, which could threaten the survival of our Company.

On January 30, 2009, Paragon notified us that Paragon had terminated the proposed stock purchase agreement and demanded that we repay the $75,000 advanced by them with interest plus a $25,000 termination fee. Paragon's termination letter stated that it was terminating the agreement because of our "failure to satisfy on or before December 31, 2008, one or more of the conditions set forth in Section 5 of the Agreement.”  Paragon did not specify the specific condition which was not satisfied, but several conditions to Paragon’s obligation to close, listed in Section 5 have not been satisfied. Paragon has the right under the agreement to terminate the agreement if the conditions listed in Section 5.1 have not been satisfied by December 31, 2008. A description of the material conditions to the agreement and our efforts to satisfy them is contained inItem 1 – Business – Stock Purchase Agreement; Termination of Agreement – Termination of the Stock Purchase Agreement, page 2. We have attempted to negotiate with Paragon over the termination and payment of the termination fee and note interest and principal, but so far we have been unsuccessful. We do not currently have the cash resources to pay these amounts, and if we are unsuccessful in negotiating a settlement with Paragon, it may jeopardize the continued existence of our Company.

Our operations depend heavily on the ability of our senior management; we might not be able to replace the loss of our executives.

We depend heavily on the services of our chief executive, Phillip D. Greer. His contacts within the education community are crucial to our success at this point. The loss of Mr. Greer could jeopardize our business. We do not have an employment agreement with Mr. Greer and do not maintain key man life insurance on his life.

We do not maintain insurance against casualty or other business losses.

We do not maintain insurance against casualty losses or other losses that our business may suffer, for example as a result of someone being harmed by a product we have sold, or losses from theft or property damage at our office and warehouse. Given our small size and lack of operating reserves, a significant loss resulting from such an uninsured loss could jeopardize our ability to continue in business.

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Risks Associated with Our Common Stock and Capital Structure

Our directors control the majority of our stock.

Our five directors collectively own or control 257,092,999 (78.26%) of our outstanding common stock. Since the common stock does not have cumulative voting rights, the directors are in a position to elect a majority of our directors and to control the outcome of all matters submitted to a vote of our shareholders, including decisions on whether to sell control of the company to third parties. The fact that control of the voting shares of the company rests in so few hands could inhibit others from buying our shares, either by buying shares in the open market or offering to make an equity investment in us.

We have agreed to sell 257,092,999 shares of our common stock to Paragon, and after the proposed sale the ownership percentage of the directors will decrease to 43.9% of the outstanding stock, and Paragon will also own 43.9% of the outstanding stock. We do not anticipate any change in management of the company as a result of the Paragon purchase.

Our stock’s trading volume is low and price may be volatile.

Approximately 71.4 million shares (21.74%) of our common stock are held by unaffiliated parties and are eligible for transfer and secondary trading pursuant to Rule 144 of the Securities and Exchange Commission. Both the volume and price of our stock has historically been low. On many days no trades are recorded. At our historical volume and price, only a few trades, involving very little money invested, would be sufficient to dramatically change the price of our stock. Like other companies with low prices and volume, it would be possible for someone to attempt to manipulate the price of our stock with an investment of only a few thousand dollars.

We intend to seek to have our shares listed for trading on the OTC Bulletin Board, but we cannot be sure that we will be successful in doing so, or that, an active trading market will develop if our shares become so listed.

Large blocks of our stock will become eligible for trading over the next few years, which could further depress stock prices.

Approximately 250 million shares (76%) of our common stock were granted to our directors in 2007 pursuant to restricted stock awards, which provide contractual restrictions on transfer that will terminate at the rate of 20% annually from March 2009 through March 2013. When these shares become eligible for secondary trading, they will amount to a huge pool of additional shares available for sale. Attempts by their owners to sell them could dramatically depress the price of our stock.

Our common stock may be subject to penny stock rules and regulations.

Federal rules and regulations under the Securities Exchange Act of 1934 regulate the trading of so-called penny stocks, which generally refers to low-priced (below $5.00), speculative securities of very small companies traded on the OTC Bulletin Board or in the pink sheets. Trading, if any, in shares of our common stock may be subject to the full range of penny stock rules. Before a broker-dealer can sell a penny stock, these rules require the broker-dealer to first approve the investor for the transaction and obtain from the investor a written agreement regarding the transaction. The broker-dealer must also furnish the investor with a document describing the risks of investing in penny stocks. The broker-dealer must also tell the investor the current market quotation, if any, for the penny stock and the compensation the broker-dealer will receive for the trade. Finally, the broker-dealer must send monthly account statements showing the market value of each penny stock held in the investor's account. If these rules are not followed by the broker-dealer, the investor may have no obligation to purchase the shares. Accordingly, these rules and regulations may make it more expensive and difficult for broker-dealers to sell shares of our common stock and purchasers of our common stock may experience difficulty in selling such shares in secondary trading markets.

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Where to Obtain Additional Information

Prior to filing this Form 10, we have not filed reports and other information with the Securities and Exchange Commission (“SEC”) or made annual and other reports and financial information available to the public on a regular basis.

After this Form 10 becomes effective with the SEC, we expect to file annual, quarterly and periodic reports, proxy statements and other information with the SEC using the their EDGAR system. The SEC maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us and other registrants that file reports electronically with the SEC. You may read and copy any materials that we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Our common stock is listed on the Pink Sheets, under the symbol EKII. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms.

After effectiveness of this Form 10, we expect to furnish our shareholders with a copy of our annual report on Form 10-K, which will contain audited financial statements, and such other reports as we, from time to time, deem appropriate or as may be required by law. We use the calendar year as our fiscal year.

Item 2. Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our audited financial statements for the years ended December 31, 2007 and 2006, and our unaudited financial statements for the nine months ended September 30, 2008, contained in Item 13 of this document.

Results of Operations for the Nine Months Ended September 30, 2008, as Compared to the Nine Months Ended September 30, 2007

Our net sales rose by 6% for the nine months ended September 30, 2008, to $332,528, compared to $313,228 for the nine months ended September 30, 2007. Cost of sales rose more rapidly, by $68,310 to $269,721, a 34% increase. This increase in costs of sales and the corresponding decrease in gross margin (from 36% in the nine months ended September 30, 2007 to 19% in the nine months ended September 30, 2008) results from our continued focus on sales of educational scientific products. Prior to 2007, our business was primarily manufacturing and marketing high margin electronics education products. In 2007, responding to the changing market place and believing that the electronics education market was declining, we began marketing lower margin science educational products. In the nine months ended September 30, 2008, educational science products represented approximately 70% of all sales and in the nine months ended September 30, of 2007, these products represented 40% of all sales.

Gross profit declined to $62,807 in the nine months ended September 30, 2008, compared to $111,817 in the nine months ended September 30, 2007. During the nine months ended September 30, 2008, we substantially reduced our selling, general and administrative expenses mainly by reducing our presence in trade shows, substantially reducing online marketing efforts and incurred no share based compensation expense. The largest reduction, however, was due to the recording of share based compensation in 2007 of $3.75 million. During the nine months ended September 30, 2007, we issued 249,999,999 shares of stock to directors, as compensation for their services since 2001. The stock may not be sold until March 1, 2009, and thereafter 20% of the shares will become eligible for sale each year. As a result of the decrease in selling, general and administrative expenses to $201,425 in the nine months ended September 30, 2008, compared to $3,900,025 in the nine months ended September 30, 2007 (a 95% decrease), we narrowed our net loss in the nine months ended September 30, 2008, to $141,253, compared to $3,790,593 in the nine months ended September 30, 2007.

Results of Operations for the Twelve Months Ended December 31, 2007, as Compared to the Twelve Months Ended December 31, 2006

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Our net sales in 2007 were $445,860, a 29% increase from sales in 2006 of $344,996. Cost of sales rose by nearly 80% in 2007 to $297,088, compared to $165,382 in 2006. The increases in sales and cost of sales resulted from the success of our Internet selling efforts. Cost of sales rose more rapidly than sales revenue because of a substantial change in our product mix. These changes in sales versus cost of sales reflect the beginning of our change to selling primarily educational science products as opposed to educational electronics products, which we manufacture ourselves and can sell at a higher margin. In 2007, responding to the changing market place and believing that the electronics education market was declining, we began marketing lower margin science educational products. In 2007, science educational products represented approximately 40% of all sales and in 2006, these products represented less than 5% of sales.

Gross profit from sales for 2007 was $148,772, a decrease of 17% from 2006 gross profit of $179,614. This decrease was a function of the more dramatic increase in cost of sales in 2007. In 2007, we incurred selling, general and administrative expenses of $3,952,398, compared to $228,050 in 2006. The increase was mainly due to the issuance of common stock to the company’s directors in 2007 as compensation for services. We issued 249,999,999 shares of stock to directors in the first quarter of 2007, as compensation for their services since 2001. The stock may not be sold until March 1, 2009, and thereafter 20% of the shares will become eligible for sale each year. We recorded share based compensation expense of $3,750,000 for issuance of these shares. Excluding the cost of the stock issuance, our selling, general and administrative expense would have been $202,398 in 2007, a slight decrease from 2006. No stock was issued as compensation in 2006.

We incurred negligible other expenses of $3,862 in 2007. Interest expense rose to $2,456 in 2007 as we drew upon our credit lines to finance operations.

Our net loss was $3,809,944 in 2007, compared to $49,535 in 2006. Almost all of the increased loss was attributable to the stock compensation expense recorded in 2007.

Liquidity and Capital Resources

At September 30, 2008, we had cash and accounts receivable of $153,899. At December 31, 2007, we had cash and accounts receivable totaling $71,323. Our accounts receivable were $147,048 at September 30, 2008, compared to $70,563 at December 31, 2007, an increase of $76,485 or 108%. We believe this is a natural result of the seasonality of our sales. During the first half of each year, our liquid assets normally decreases due to much lower sales volume coupled with the need to increase spending on inventory and other items in preparation for the third quarter. The educational materials business typically realizes up to 75% of its sales in the second half of the calendar year.

At September 30, 2008, our current assets were $388,871, an increase of $164,094, or 73%, from current assets at December 31, 2007, of $224,772. At September 30, 2008, current liabilities were $370,484 compared to $70,123 at 2007 year end. The increase in current liabilities was mainly due to increases in trade accounts payable and the issuance of a $75,000 note payable to Paragon. Trade accounts payable increased due to the purchase of inventory in preparation for the third quarter and fourth quarter sales cycle. As was mentioned in the previous paragraph, the education industry realizes the largest sales volume during the third and fourth quarters of the year. In addition, in the nine months ended September 30, 2008, we issued a $50,000 note to Paragon. We had working capital of $241,823 at September 30, 2008 and $154,654 at December 31, 2007.

On January 30, 2009, Paragon notified us that Paragon had terminated the proposed purchase and demanded that we repay the $75,000 advanced pursuant to the notes with interest plus a $25,000 termination fee. Paragon's termination letter stated that it was terminating the agreement because of our "failure to satisfy on or before December 31, 2008, one or more of the conditions set forth in Section 5 of the Agreement.”  Paragon did not specify the specific condition which was not satisfied, but several conditions to Paragon’s obligation to close, listed in Section 5 have not been satisfied. Paragon has the right under the agreement to terminate the agreement if the conditions listed in Section 5.1 have not been satisfied by December 31, 2008. A description of the material conditions to the agreement and our efforts to satisfy them is contained in Item 1 – Business – Stock Purchase Agreement; Termination of Agreement – Termination of the Stock Purchase Agreement, page 2. We have attempted to negotiate with Paragon over the termination and payment of the termination fee and note interest and principal,

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but so far we have been unsuccessful. We do not currently have the cash resources to pay these amounts, and if we are unsuccessful in negotiating a settlement with Paragon, it may jeopardize the continued existence of our Company. See, Stock Purchase Agreement, page 1.

Qualitative and Quantitative Disclosures about Market Risk

We have two lines of credit used in funding operations. The lines of credit have variable interest rates that are tied to increases or decreases in the bank prime interest rate. The balances on these credit lines totaled $54,350 and $43,770 at September 30, 2008, and December 31, 2007, respectively. The maximum credit limit for both lines totaled $55,000. Because of the small size of these credit lines, we do not believe changes in the interest rate would materially affect our financial results. In addition, we recorded indebtedness of $75,000 to Paragon at September 30, 2008. We do not engage in hedging activities and do not use financial derivatives to limit interest rate or other risks related to financial markets.

Item 3. Properties

We lease office and warehouse space at 300A S. Front Street, Kyle, Texas 78640. The leased space comprises about 4,500 square feet. We have a lease agreement which expires ion January 2, 2010. Our monthly lease cost is $1,100. We own no real property.

Item 4. Security Ownership of Certain Beneficial Owners and Management

As of January 6, 2009, there were 328,526,797 shares of our common stock outstanding. The following table sets forth the stock ownership of (1) the persons known by us to own more than 5% of our outstanding common stock, either individually or as a group, and (2) our officers and directors, individually as a group. The persons named below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Name (1)	Number of Shares (2)	Percent of Total

Phillip D. Greer, CEO and Director	45,896,189	13.97%
John Best, Director	5,698,735	1.73%
Daniel Greer, Director	45,896,189	13.97%
Thomas L. Kerr, Director	104,614,533	31.84%
Trent L. Martin, Director	54,987,353	16.74%

All officers and directors as a group	257,092,999	78.26%

(1) The business address of each individual named above is 300-A S. Front Street, Kyle, Texas 78640.

(2) None of the individuals named above have the right to acquire any shares of common stock pursuant to the exercise of options or other convertible or derivative securities.

We have also agreed to sell 257,092,999 shares of our common stock to Paragon pursuant to the Stock Purchase Agreement described on page 2 under Item 1 – Business – Stock Purchase Agreement. Upon completion of this proposed transaction, our total outstanding shares would increase to 585,622,796 shares, and Paragon would become the owner of 43.90% of our outstanding stock. The percentage stock ownership of our officers and directors as a group would thereupon decrease to 43.90%.

Item 5. Directors and Executive Officers

The following table sets forth the name, age, time with our company and title of our directors and executive officer.

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Name	Age	First Became Director or Executive Officer	Position
Phillip D. Greer *	41	2002	CEO and Director
John Best	60	2002	Director
Daniel Greer *	65	2002	Director
Thomas L. Kerr	55	1994	Director
Trent L. Martin	39	2006	Director

* Phillip D. Greer is the son of Daniel Greer.

We do not have employment agreements and do not have key man insurance on any of our directors, officers or employees.

The following sets forth the name and a brief description of the principal occupation and business experience for at least the preceding five years for each of the nominees for election to the Board of Directors and the executive officers of our Company.

Phillip D. Greer, CEO and Director

Mr. Greer has served as CEO of our company since 2002. Prior to that, he served as chief financial officer and executive vice president of Mountain Sun, an organic food company.

John Best, Director, Director

John Best, D.D.S. has been engaged in the private practice of dentistry for the past thirty-two years in Snyder, Texas.

Daniel Greer, Director

Mr. Greer has for the past five years been the owner and operator of Imperial Investments in Snyder, Texas, the operator of a Subway Sandwich shop and operator of a factoring business. Since 2006 he has been the owner and operator of Mac Oilfield Service, an oil field service business. Prior to 2006 he also owned and operated the predecessor of Mac Oilfield, Axis Oil Tools. Mr. Greer received a B.B.A. degree in accounting from the University of Texas, Permian Basin, in 1978.

Thomas L. Kerr, Director

For the past five years, Thomas L. Kerr, M.D., has been a practicing physician of internal medicine with Covenant Healthcare.

Trent L. Martin, Director

For the past five years, Mr. Martin has been president of S. L. Martin, Inc., an independent oil company which also has significant cattle ranching operations, based in Ira, Texas.

Code of Ethics

We have adopted a code of ethics which is filed with the Securities and Exchange Commission as an exhibit to this Form 10.

Item 6. Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of our chief executive officer for the fiscal years ended December 31, 2007, 2006 and 2005.

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(a) Name	(b) Year	(c) Salary	(d) Stock Awards (1)	(e) All Other Compensation (2)	(e) Total Compensation
Phillip D. Greer, CEO	2007	$100,000	$664,286 (3)	$1,200	$765,486
(principal executive and	2006	100,000	-	1,200	101,200
principal financial officer)	2005	100,000	-	1,200	101,200

(1)	We valued the restricted stock issued to Mr. Greer and the other directors as compensation in 2007 at $0.015 per share.

(2)	Consists of reimbursements for health insurance coverage.

(3)

Mr. Greer was awarded 44,285,439 restricted shares of common stock on February 19, 2007, as compensation for past services on our board of directors since 2001. See Note 9 to our audited Financial Statements.

We do not have an employment agreement with our chief executive, Mr. Greer. We do not carry key man insurance on any executive.

No Board or Compensation Committee Interlocks

We do not have a compensation committee. Instead, the board of directors (other than the chief executive officer) determines executive compensation. In the past year none of our directors or officers have served as a member of the compensation committee of any issuer other than our company.

Director Compensation

The following table indicates the compensation paid to each of our directors, other than our chief executive officer, in 2007.

(a) Name	(b) Fees Earned or Paid in Cash	(c) Stock Awards (1)	(d)Total
John Best	-	$ 82,483	$ 82,483
Daniel Greer	-	664,286	664,286
Thomas L. Kerr	-	1,514,143	1,514,143
Trent L. Martin	-	824,802	824,802

(1)	We valued the restricted stock issued to the directors as compensation in 2007 at $0.015 per share.

Item 7. Certain Relationships and Related Transactions, and Director Independence

None.

Item 8. Legal Proceedings

We are not subject to any legal proceedings.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our stock is currently listed for quotation on the Pink Sheets, LLC, under the symbol “EKII”, but trading volume is very low. On most days our stock does not trade at all. Accordingly, purchasers of our stock may not be able to

10

resell their shares. We intend to seek to have our stock quoted on the OTC Bulletin Board, but there is no assurance we will be able to do so. See Description of Business – Risk Factors, page2. The following table reflects the high and low bid price per share quotations of our stock in the Pink Sheets for the past two years.

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter
	High	Low	High	Low	High	Low	High	Low
2008	$0.0070	$0.0006	$0.0027	$0.0005	$0.0009	$0.0005	$0.0023	$0.0005
2007	$0.0700	$0.0700	$0.0100	$0.0700	$0.1000	$0.1000	$0.1000	$0.0500

We intend to seek approval for listing our stock for quotation on the OTC Bulletin Board; however, we cannot be sure that our common stock will be approved for listing. Even if our stock begins trading on the OTC Bulletin Board, we cannot be sure that a market will develop for the common stock, or if developed, that the market will be sustained.

Dividend Policy

We have not declared or paid cash dividends in the past, and we do not anticipate that we will pay cash dividends in the foreseeable future. We currently intend to retain and reinvest future earnings to finance operations.

No Shares Reserved for Issuance under Equity Compensation Plans

We have not authorized or reserved any shares of stock for issuance pursuant to any equity compensation plans.

Item 10. Recent Sales of Unregistered Securities

In February 2007, we awarded a total of 249,999,999 shares to our five directors as compensation for services. The shares totaled approximately 76% of the total number of outstanding share immediately after their issuance. The shares were issued in reliance on the exemption from the registration provisions of the Securities Act of 1933 (the “Securities Act”) contained in Section 4(2) of the Securities Act. The terms of the restricted stock award respecting these shares provide that they are restricted securities which will become eligible for resale by the directors over a five year period from March 2009 to March 2013 at the rate of 20% annually.

In February 2007, we sold 66,666,666 shares to three accredited investors for promissory notes totaling $1,000,000 in reliance on the exemption contained in Rule 504, Section (b)(1)(iii). The investors are ERF Trading, Inc., LMTS Trading, Inc., and R&B Trading, Inc., none of whom are affiliates of EKI. As of January 6, 2009, a total of $79,500 has been paid on the notes, which became due on March 20, 2007. Management expects that the notes will not be paid. The notes provide that the notes may be forgiven should the shares be returned. Management expects that the most of these shares will be returned during 2009 in satisfaction of the notes.

In addition to the sales listed above, we have entered into a stock purchase agreement for the sale of 257,092,999 shares of our restricted common stock to Paragon for $250,000. On January 30, 2009, Paragon notified us that Paragon had terminated the proposed purchase and demanded that we repay the $75,000 advanced pursuant to the notes with interest plus a $25,000 termination fee. Paragon's termination letter stated that it was terminating the agreement because of our "failure to satisfy on or before December 31, 2008, one or more of the conditions set forth in Section 5 of the Agreement.”  Paragon did not specify the specific condition which was not satisfied, but several conditions to Paragon’s obligation to close, listed in Section 5 have not been satisfied. Paragon has the right under the agreement to terminate the agreement if the conditions listed in Section 5.1 have not been satisfied by December 31, 2008. A description of the material conditions to the agreement and our efforts to satisfy them is contained in Item 1 – Business – Stock Purchase Agreement; Termination of Agreement – Termination of the Stock Purchase Agreement, page 2.

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Item 11. Description of Registrant’s Securities to be Registered

Our certificate of incorporation authorizes us to issue up to 500,000,000 shares of one class of common stock, par value $0.001 per share. On January 6, 2009, a total of 328,526,797 shares were issued and outstanding in the hands of approximately 227 shareholders of record. We have no outstanding options or warrants to purchase our shares.

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Cumulative voting of shares in elections of directors is not permitted. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock, if any. The common stock has no preemptive or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are duly authorized, validly issued, fully paid, and nonassessable.

Currently, 6,323,332 of our common shares are unrestricted shares eligible for secondary trading. An additional 65,110,566 restricted shares are held by non-affiliates, and 257,092,999 restricted shares are held by affiliates. A current shareholder who is an "affiliate" of EKI, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with EKI will be required to comply with the resale limitations of Rule 144.

Affiliates who have beneficially owned restricted securities for at least six months would be entitled to sell within any three month period a number of shares that does not exceed the greater of the following:

•	one percent of the number of shares of common stock then outstanding (3,285,267 shares as of September 30, 2008) or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

Sales under Rule 144 by affiliates are also subject to manner-of-sale requirements, notice requirements and the availability of current public information about us.

A current Shareholder of EKI has not been an affiliate for at least three months before the sale of restricted securities beneficially owned for at least one year may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations. As of date hereof all of our shares have been held for one year or more and are eligible for resale under Rule 144, subject to the limitations on sales by affiliates described above

Item 12. Indemnification of Directors and Officers

Articles 10 and 12 of our certificate of incorporation require us to indemnify our officers, directors, and other persons to whom corporations may extend indemnification, to the maximum extent allowed by Delaware law.

In general, Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its Charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

12

SEC Position on Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

13

Item 13. Financial Statements and Supplementary Data

ELECTRONIC KOURSEWARE INTERNATIONAL, INC.

FINANCIAL STATEMENTS

14

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Electronic Kourseware International, Inc.

We have audited the accompanying balance sheets of Electronic Kourseware International, Inc. (the Company) as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Kourseware International, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States of America.

As discussed in Note 2 to the accompanying financial statements, the Company has restated its balance sheet as of December 31, 2007, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. The Company adjusted the per share value assigned to common stock issued to and increased stock compensation expense for the year ended December 31, 2007.

PMB Helin Donovan, LLP

/s/ PMB Helin Donovan, LLP
February 12, 2009 Austin, Texas

15

ELECTRONIC KOURSEWARE INTERNATIONAL, INC.

BALANCE SHEETS

	December 31,
	2007	2006
	As restated (see Note 2)

ASSETS
Current assets:
Cash and cash equivalents	$760	$9,055
Trade accounts receivable, net	70,563	26,795
Inventory, net	153,454	111,304

Total current assets	224,777	147,154

Property and equipment, net	-	-
Other assets	13,294	19,942

Total assets	$238,071	$167,096

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$23,850	$17,143
Accrued expenses	2,503	1,561
Note payable Broadway Bank	24,173	-
Note payable Wells Fargo	19,597	-

Total current liabilities	70,123	18,704

Commitments and contingencies	-	-

Stockholders’ Equity:
Common stock, $0.001 par value; 500,000,000 and 100,000,000 shares authorized, 328,526,797 and 11,860,132 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	328,527	11,860
Treasury stock, at cost (571,500 shares at December 31, 2007 and 2006)	(572)	(572)
Note receivable for common stock	(920,500)	-
Additional paid-in-capital	5,186,410	753,077
Accumulated deficit	(4,425,917)	(615,973)

Total stockholders’ equity	167,948	148,392

Total liabilities and stockholders’ equity	$238,071	$167,096

The accompanying notes are an integral part of these financial statements.

16

ELECTRONIC KOURSEWARE INTERNATIONAL, INC.

STATEMENTS OF OPERATIONS

	Years ended December 31,
	2007	2006
	As restated (see Note 2)

Net sales	$445,860	$344,996
Cost of sales	297,088	165,382

Gross profit	148,772	179,614

Selling, general and administrative	3,952,398	228,050

Operating loss	(3,803,626)	(48,436)
Other expense:
Other expenses	3,862	1,052
Interest expense	2,456	47
Total other expense	6,318	1,099

Net loss	$(3,809,944)	$(49,535)

Basic and diluted loss per share	$(0.01)	$(0.00)

Basic and diluted weighted average- shares outstanding:	271,768,806	11,860,132

The accompanying notes are an integral part of these financial statements.

17

ELECTRONIC KOURSEWARE INTERNATIONAL, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

					Note	Additional
	Common stock		Treasury stock		Receivable for	Paid-in	Accumulated
	Shares	Amount	Shares	Amount	common stock	Capital	Deficit	Total

Balance,
December 31, 2005	11,860,132	$11,860	-	$ -	$ -	$ 769,612	$ (566,438)	$215,034

Repurchase of common
Stock	-	-	(571,500)	(572)	-	(16,535)	-	(17,107)

Net Loss	-	-	-	-	-	-	(49,535)	(49,535)

Balance,
December 31, 2006	11,860,132	$11,860	(571,500)	$ (572)	$ -	$ 753,076	$ (615,973)	$148,392

Share based
Compensation	249,999,999	250,000	-	-	-	3,500,000	-	3,750,000

Common stock issued
in exchange for shareholder
note receivable	66,666,666	66,667	-	-	(1,000,000)	933,333	-	-

Repayment of
Shareholder note receivable	-	-	-	-	79,500	-	-	79,500

Net loss	-	-	-	-	-	-	(3,809,944)	(3,809,944)

Balance,
December 31, 2007, as restated (see Note 2)	328,526,797	$328,527	(571,500)	$ (572)	$ (920,500)	$5,186,410	$(4,425,917)	$167,948

The accompanying notes are an integral part of the financial statements.

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ELECTRONIC KOURSEWARE INTERNATIONAL, INC.

STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2007	2006
	As restated (see Note 2)

Cash flows from operating activities:
Net loss	$(3,809,944)	$(49,535)
Adjustments to reconcile net loss to net cash used in operating activities:
Share based compensation	3,750,000	-
Provision for losses on accounts receivable	1,801	1,374
Changes in operating assets and liabilities, net of dispositions:
Trade accounts receivable	(45,569)	3,345
Inventories	(42,150)	(744)
Prepaid and other current assets	6,648	6,647
Trade accounts payable	6,707	6,049
Accrued expenses	942	(1,341)
Net cash used in operating activities	(131,565)	(34,205)

Cash flow from financing activities:
Repayment of note receivable for common stock	79,500	-
Proceeds from line of credit, net	43,770	-

Net cash provided by financing activities	123,270	-

Net decrease in cash and cash equivalents	(8,295)	(34,205)
Cash and cash equivalents, beginning of period	9,055	43,260

Cash and cash equivalents, end of period	$760	$9,055
Supplemental disclosure of non-cash financing activities:
Note receivable received for 66,666,666 shares of common stock	$1,000,000	$-
Acquisition of treasury stock for related party payable	$-	$17,107
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$2,372	$47
Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

19

ELECTRONIC KOURSEWARE INTERNATIONAL, INC.

Notes to Financial Statements

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Business Description

Electronic Kourseware International, Inc., a Delaware corporation, (“EKI” or the “Company”) is engaged in manufacturing, distributing and marketing science labs and equipment to educational institutions and retail consumers. EKI products have been sold to customers around the world, including colleges and universities, public and private schools, home schooling parents and co-ops and retail consumers. EKI also sells through educational distributors such as Pittsco, Sargent-Welch and Boreal Labs. EKI also does business under the trade names Sciencelabs.com and Science Labs-in-a-Box.

Liquidity

The Company’s existing capital resources as of December 31, 2007, consisted of cash and accounts receivable totaling $71,323. The Company has working capital of $154,654 and had net cash used in operating activities of $131,565 in 2007. The Company believes that the financing arrangements that the Company currently has with Wells Fargo, Broadway Bank, and Paragon Capital, when combined with the revenue it expects to receive as it fills its current backlog combined with the financial backing of the current board of directors, will be sufficient to sustain operations throughout the next twelve months. In addition, the Company expects to receive a capital infusion of $250,000 from Paragon Capital in 2008.

In the event that the Company needs to raise additional capital externally to cover cash shortfalls, the Company is optimistic they will be able to obtain financing on favorable terms. However, no assurances can be made.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, the Company’s management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair value of cash, cash equivalents, accounts receivable, accounts payable and notes payable approximate their carrying amounts based on the short maturities of these instruments.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.

Trade Accounts Receivable

The Company estimates the collectability of its trade accounts receivable. In order to assess the collectability of these receivables, the Company monitors the current creditworthiness of each customer and analyzes the aging of related past due balances. These evaluations may indicate a situation in which a certain customer cannot meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. The allowance requirements are based on current facts and are reevaluated and adjusted as additional information is received. Trade accounts receivable are reserved when it is determined the receivable will not be collected. The Company’s allowance for doubtful accounts was $10,837 and $12,638, as of December 31, 2007 and 2006, respectively.

20

Inventories

Inventories are comprised primarily of finished goods and raw materials stated at the lower of cost or market through the use of an inventory valuation allowance. In order to assess the ultimate realization of inventories, the Company is required to make judgments as to future demand requirements compared to current or committed inventory levels. Allowance requirements generally increase as the projected demand requirement decreases due to market conditions. Technological and product life cycle changes may also affect the allowance requirements.

Property and Equipment

Property and equipment, when acquired, are recorded at cost and depreciated using the straight-line method over estimated useful lives of three to 7 years or, in the case of leasehold improvements, over the term of the lease, if shorter. Equipment purchased with a value of $2,500 or less is expensed in full immediately and not recorded as an asset on the balance sheet. As of December 31, 2007 and 2006, all property and equipment was fully depreciated.

Impairment of Long-Lived Assets

Assets that are held and used are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment is recognized when the estimated undiscounted cash flow generated by those assets is less than the carrying amounts of such assets. The amount of impairment is the excess of the carrying amount over the fair value of such assets. Assets held for sale are carried at the lower of carrying amount or fair value less selling costs.

Deferred Income Taxes

The Company utilizes the asset and liability approach for financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement basis and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. These amounts are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are recognized when it becomes more likely than not that the asset will be realized. A valuation allowance is provided for net assets not expected to be realized. The company has realized continuing losses in recent year and, therefore retains a deferred tax asset. It is not known if this asset will ever be used in the future, therefore, it is not recorded in the financial statements.

A tax law change in Texas became effective for the Company’s fiscal year ended December 31, 2007. Under the new law, the tax is based on taxable margin, rather than being based on federal taxable income. The Texas margin tax is accounted for as an income tax. The Company expects no Texas margin tax due for the year ended December 31, 2007.

Revenue Recognition

We recognize revenue from product sales or services rendered when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectibility is reasonably assured.

Product sales, net of promotional discounts, rebates, and return allowances, are recorded when the products are shipped and title passes to customers. Product sales to customers are made pursuant to a sales contract that provides for transfer of both title and risk of loss upon our delivery to the carrier. Return allowances, which reduce product revenue, are estimated using historical experience.

Revenue from equipment leases made to Science Labs-in-a-Box customers is recognized ratably over each customers monthly subscription period. Customers are required to pre-pay for one month of service at the beginning of each month.

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Advertising

The Company recognizes advertising expenses as incurred. The Company’s advertising expense was $5,664 and $26,638 for the year ended December 31, 2007 and 2006, respectively.

Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share based on the weighted-average number of common shares outstanding for the period. Diluted net loss per common share is computed on the basis of the weighted average number of common shares plus dilutive potential common shares outstanding. Dilutive potential common shares are calculated under the treasury stock method. The Company did not have any dilutive potential common shares outstanding during the periods presented. In addition, as the Company had a net loss in all of the periods presented, basic and diluted net loss per common share are the same.

Recent Accounting Pronouncements

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB No. 109 (“FIN 48”) on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized no liability for uncertain income tax positions at December 31, 2007.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities and to provide additional information that will help investors and other financial statement users to more easily understand the effect of the company’s choice to use fair value on its earnings. Finally, SFAS 159 requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 157 (see below). The Company is currently assessing the impact of SFAS 159 which it will be required to adopt no later than the first quarter of its 2008 fiscal year.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements,” which establishes accounting and reporting standards to improve the relevance, comparability, and transparency of financial information in its consolidated financial statements that include an outstanding noncontrolling interest in one or more subsidiaries. SFAS 160 is effective for fiscal years, and the interim periods within those fiscal years, beginning on or after December 15, 2008. Management of the Company does not expect the adoption of this pronouncement to have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and also expands information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other accounting standards require or permit assets and liabilities to be measured at fair value and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of SFAS 157 which it will be required to adopt no later than the first quarter of its 2008 fiscal year.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations - Revised 2007. SFAS 141R provides guidance on improving the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141R applies to business combinations where the acquisition date is on or after the beginning of the first annual reporting

22

period beginning on or after December 15, 2008. The Company is in the process of analyzing the effects SFAS 141R will have on the Company’s financial statements.

Note 2:	Restatement of Results

The Company has restated its 2007 financial statements from the amounts previously reported. The restatement includes an adjustment to increase stock compensation expense and the related increase in additional paid-in capital. Following is a summary of the restatement adjustments:

2007 Summary Balance Sheet	As Reported	Adjustments	As Restated

Total assets	$238,071	$-	$238,071

Total liabilities	$70,123	-	$70,123

Common stock	328,527	-	5,696,329
Treasury stock	(572)	-	8,966,705
Note receivable for common stock	(920,500)	-	2,855
Additional paid-in capital	1,686,410	3,500,000	5,186,410
Accumulated deficit	(925,917)	(3,500,000)	(4,425,917
Stockholders’ equity	167,948	-	167,948

Total liabilities and stockholders’ equity	$238,071	$-	$238,071

2007 Summary Statement of Operations	As Reported	Adjustments	As Restated

Net sales	$445,860	$-	$445,860
Cost of sales	297,088	-	297,088
Gross profit	148,772		148,772

Selling, general and administrative	452,398	3,500,000	3,952,398
Loss from operations	(303,626)	(3,500,000)	(3,803,626)

Total other expense	6,318	-	6,318

Net loss	$(309,944)	$(3,500,000)	$(3,809,944)

Basic and diluted loss per share	$0.00	$(0.01)	$(0.01)

In the previously issued financial statements, 249,999,999 restricted common stock grants issued to the members of the Company’s board of directors were valued at $0.001 per share, resulting in total stock compensation expense of $250,000. In the restated financial statements, the restricted stock grants issued to the members of the Company’s board of directors were valued at $0.015 per share, resulting in total stock compensation of $3,750,000. The Company’s board of directors estimated the value of the Company’s common stock at $0.015 per share in the restated financial statements based on the sale of 66,666,666 shares of common stock for a $1 million note receivable in February 2007.

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Note 3:	Trade Accounts Receivable

Supplemental information on net trade accounts receivable:

	Year ended December 31,
	2007	2006

Gross trade accounts receivable	$83,201	$37,632
Less: allowance for doubtful accounts	(12,638)	(10,837)

	$70,563	$26,795

Note 4:	Inventory

Supplemental information on inventory:

	Year ended December 31,
	2007	2006

Inventory	$194,814	$152,664
Less: inventory allowance	(41,360)	(41,360)

	$153,454	$111,304

Note 5:	Property and Equipment

The components of property and equipment are as follows:

		December 31,
	Useful Lives	2007	2006

Furniture and Equipment	3-7 years	$30,487	$30,487

Accumulated depreciation		(30,487)	(30,487)

		$-	$-

Note 6:	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes at December 31, 2007 and 2006, are as follows:

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	2007	2006
Deferred tax assets:
Inventory reserve	14,062	14,062
Director stock grant	1,275,000	-
Other	15,598	12,725
Net operating loss carryover	287,459	269,954
Total net deferred tax assets	1,592,119	296,741
Less valuation allowance	(1,592,119)	(296,741)
Deferred tax assets	$-	$-

The Company has established valuation allowances equal to the total gross deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company’s lack of earnings history. The valuation allowance increased by $1,195,378 during the year ended December 31, 2007.

The Company’s provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34% to income before income taxes as a result of the following:

	2007	2006
Tax at U.S. statutory rate of 34%	$(1,295,381)	$(16,842)
Change in valuation allowance	1,295,381	16,842
Income tax provision (benefit)	$-	$-

As of December 31, 2007, the Company had federal net operating loss carryforwards of approximately $4.3 million, which will expire in varying amounts beginning in 2015, if not utilized. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may result in a limitation on the amount of net operating loss carryforwards which can be used in future years.

Note 7:	Financing Arrangements

Loan Arrangement

From time to time the Company draws upon two lines of credit provided by Wells Fargo and Broadway Bank. The credit lines are unsecured and have a maximum draw of $25,000 and $30,000 respectively. As of December 31, 2006 the balances drawn from Wells Fargo and Broadway were $0 and $0, respectively. As of December 31, 2007, the balances owed on the lines of credit to Wells Fargo and Broadway was $19,386 and $24,173, respectively. The Wells Fargo and Broadway Bank lines have variable interest rates which were both 10.25% as of December 31, 2007. Upon the occurrence of an event of default, Wells Fargo and Broadway Bank respectively have the right to demand the immediate repayment of all indebtedness owed to it by the Company. The Company does not have any financial covenants on the indebtedness.

25

Note 8:	Commitments and Contingencies

Operating Leases

The Company leases office and warehouse space, under long-term, non-cancelable leases. Minimum future rental payments for all long-term non-cancelable operating leases are presented below:

26

Years Ending December 31,

2008	13,200
2009	13,200

Rent expense was $13,200 for the years ended December 31, 2007 and 2006.

Litigation

From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. We currently are not a party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on the results of operations or financial position.

Note 9:	Stockholders’ Equity

Common Stock

In the February 2007, EKI entered in to a stock purchase agreement with three entities and issued 66,666,666 shares of common stock in exchange for a $1,000,000 note receivable. The note receivable was due March 20, 2007 and carried no interest rate. As of December 31, 2007, $79,500 has been received by the Company. The agreement stipulates that the note may be forgiven should the shares be returned. At this time, management believes that all or most of the remaining shares not paid for by the entities will be returned during 2009.

During the first quarter of 2007, the board approved and filed with the state of Delaware an amendment to the Company’s certificate of incorporation increasing the number of authorized shares from 100,000,000 to 500,000,000.

Treasury Stock

In 2006, the Board of Directors approved an agreement to hire a certain employee under the conditions that the wages earned by the employee would be repaid to the Company by Mr. Stanley Martin, a board member at that time. Subsequent to this agreement, Mr. Martin passed away. It was determined to be in the best interest of the Company and Mr. Martin’s heirs, that repayment to the Company could be made in EKI common stock from Mr. Martin’s assets. The Company recorded the receipt of 571,500 shares of EKI common stock into treasury stock from Mr. Martin’s assets to retire the related party receivable of $17,107.

Note 10:	Related Party Transactions

In the first quarter of 2007, the Company issued 249,999,999 shares of common stock to the members of the Company’s board of directors. These shares were issued in consideration for director’s fees and other services provided by the board members since 2001 in their efforts to help the Company deliver a maximum return to the shareholders. The shares were issued with a restriction that does not allow any shares to be sold until March 1, 2009. Beginning on March 1, 2009, 20% of the shares may be sold each year for each of the next five subsequent years. The common stock was valued at $3,750,000, or $0.015 per share, and recorded as share based compensation during 2007 as the shares do not contain any vesting or repurchase rights and all services have been provided to the Company as of the date of issuance. There is not an active market for the Company’s common stock. The Company’s board of directors estimated the value of the Company’s common stock at $0.015 per share based on the sale of 66,666,666 shares of common stock for a $1 million note receivable in February 2007.

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Note 11:	Subsequent Events

EKI entered an agreement dated as of December 31, 2007, to sell 257,092,999 shares of restricted common stock to Paragon Capital, LP (“Paragon”), a private investor, for $250,000.  EKI expects to use the proceeds for investment its educational equipment business, including working capital and expansion of its marketing efforts. In connection with the stock purchase, EKI agreed to file this Form 10 and to seek to have its shares quoted for trading on the OTC Bulletin Board. Paragon has agreed to pay up to $75,000 of the expenses to prepare audited financial statements and file this Form 10 with the SEC. Paragon advanced EKI $50,000 when the agreement was first entered. In September 2008, Paragon advanced an additional $25,000 for registration expenses.

As consideration for Paragon’s advance to us of expenses to complete this Form 10, we executed two promissory notes to Paragon. The first note bears a face amount of $400,000 and is due on December 31, 2021. The second note bears a face amount of $200,000 and is due on September 30, 2022. The first, $400,000 note was also amended at the time that we entered into the second, $200,000 note. We received no cash proceeds for the execution of either of the notes other than the agreement of Paragon to advance our expenses as described in the preceding paragraph. The promissory notes provide that if we fail to complete the registration of our shares under the Securities Exchange Act (including filing this Form 10) and close the sale of the stock prior to December 31, 2008 (or such later date as may be agreed by the parties), Paragon may terminate the stock purchase agreement and demand that we repurchase the promissory notes within 10 days for the total amount advanced plus 18% per annum interest. As of January 6, 2009, we have an outstanding balance of $50,000 on the $400,000 promissory note and of $25,000 on the $200,000 promissory note.

The stock purchase agreement, as amended, the $400,000 promissory note, as amended, and the $200,000 promissory note all provide that if Paragon fails to close on the stock purchase agreement within 40 days after our registration statement becomes effective with the SEC and our common stock becomes listed on the OTC Bulletin Board the agreement may be terminated, and we may repurchase the promissory notes within 10 days for the total amount advanced plus 18% per annum interest.

The stock purchase agreement provides that $215,000 of the purchase price of the stock will be paid to EKI at closing, and the remaining $35,000 will be placed in escrow for six months as a holdback for any damages that might be incurred by the purchaser for a breach of the stock purchase agreement by EKI.

On January 30, 2009, Paragon notified the Company it had terminated the proposed purchase and demanded that the Company repay the $75,000 advanced pursuant to the notes with interest plus a $25,000 termination fee. Paragon’s termination letter stated that it was terminating the agreement because of the Company’s “failure to satisfy on or before December 31, 20008, one or more of the conditions set forth in Section 5 of the Agreement.” Section 5 of the Agreement provides in part that Paragon may terminate the agreement if the Company has not satisfied the conditions to Paragon’s obligation to close, contained in Section 5, on or before December 31, 2008.

Paragon did not specify in its termination letter the specific condition which was not satisfied by December 31. The Company believes that it has not yet complied with the following provisions in the agreement as of the date of this Form 10/A:

•

The Company must file a registration statement with the SEC on Form 10 and complete the registration of its common stock under the Securities Exchange Act of 1934. This Form 10/A has been filed to complete this obligation and the Company is in the process of responding to SEC comments, but the Company has not cleared all SEC comments as of the date of this Form 10/A. From completion of the Form 10 filing until closing on the stock purchase agreement, the Company must make timely filings of all reports required by the Exchange Act and rules thereunder.

•	Prior to closing the Company must file a Form 211 with FINRA, FINRA must have completed its review, and the Company’s stock must have commenced trading on the OTC Bulletin Board. The Company has

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not filed a Form 211 with FINRA, FINRA has not completed any review and our stock has not commenced trading on the OTC Bulletin Board. The Company expects that the requisite Form 211 will be filed immediately after the Company has completed all responses to comments made by the SEC staff on the Company’s Form 10/A and any additional amendments to it.

•

The Company must provide an opinion of counsel as to the validity of the shares to be issued to Paragon, authority to enter into the stock purchase agreement, and absence of pre-emptive rights. The Company has not yet provided such an opinion. In the normal course of business the Company would not have expected to have done so until shortly before closing.

•

The Company must provide a letter from its auditor stating that the Company is current in its payments to the auditor, and no disagreements exist between the Company and its auditor regarding accounting issues. The Company have not yet provided such a letter. In the normal course of business the Company would not have expected to have done so until shortly before closing.

•

The Company must be current in our payments to our transfer agent, and the transfer agent must agree to continue providing transfer agent services to the Company after closing. The Company are current in its payments to its transfer agent but has not yet asked the transfer agent to continue providing transfer agent services to the Company after closing. In the normal course of business the Company would not have expected to have done so until shortly before closing.

The Company believes that it is currently in compliance with the following conditions to closing:

•	The Company must have no unpaid tax liabilities. It knows of no unpaid tax liabilities.
•	The Company must not be in violation of any federal, state or local laws in any material respect. It knows of no violations of state, federal or local laws in any material respect.
•

The Company must not have issued or authorized the issuance of any additional equity securities, or securities convertible into equity securities, without the consent of Paragon. The Company has complied with this condition.

•

The Company must not engage in any business other than its current business, and must not have discontinued, divested or otherwise changed our current business without approval from Paragon. The Company has complied with this condition.

•

At closing, the Company must not have any liabilities on our balance sheet (except for scheduled liabilities disclosed to and acceptable to Paragon). As of the date of this Form 10/A, the Company has disclosed all of its liabilities to Paragon and Paragon has not objected to any of the liabilities so disclosed.

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ELECTRONIC KOURSEWARE INTERNATIONAL, INC.

Condensed Balance Sheets

	September 30, 2008	December 31, 2007
	(unaudited)	As restated (see Note 2)
ASSETS
Current assets:
Cash and cash equivalents	$6,851	$760
Trade accounts receivable, net	147,048	70,563
Inventory, net	234,972	153,454

Total current assets	388,871	224,777

Property and equipment, net	-	-
Other assets	8,308	13,294

Total assets	$397,179	$238,071

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$217,524	$23,850
Accrued expenses	23,610	2,503
Note payable to Paragon Capital	75,000	-
Broadway Bank line of credit	29,630	24,173
Wells Fargo line of credit	24,720	19,597

Total current liabilities	370,484	70,123

Commitments and contingencies	-	-

Stockholders’ Equity:
Common stock, $0.001 par value; 500,000,000 shares authorized, 328,526,797 shares issued and outstanding at September 30, 2008 and December 31, 2007	328,527	328,527
Treasury stock, at cost (571,500 shares at September 30, 2008 and December 31, 2007)	(572)	(572)
Note receivable for common stock	(920,500)	(920,500
Additional paid-in-capital	5,186,410	5,186,410
Accumulated deficit	(4,567,170)	(4,425,917)

Total stockholders’ equity	26,695	167,948

Total liabilities and stockholders’ equity	$397,179	$238,071

See accompanying notes to condensed financial statements.

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ELECTRONIC KOURSEWARE INTERNATIONAL, INC.

Condensed Statements of Operations

(Unaudited)

	Nine Months Ended September 30
	2008	2007
		As restated (see Note 2)

Net sales	$332,528	$313,228
Cost of sales	269,721	201,411

Gross profit	62,807	111,817

Selling, general and administrative	201,415	3,900,025

Operating loss	(138,608)	(3,788,208)
Other expense:
Other expenses	873	836
Interest expense	1,772	1,549
Total other expense	2,645	2,385

Net loss	$(141,253)	$(3,790,593)

Basic and diluted loss per share	$(0.00)	$(0.02)

Basic and diluted weighted average- shares outstanding:	328,526,797	251,641,153

See accompanying notes to condensed financial statements.

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ELECTRONIC KOURSEWARE INTERNATIONAL, INC.

Condensed Statements of Cash Flows

(Unaudited)

	Nine Months ended September 30,
	2008	2007
		As restated (see Note 2)

Cash flows from operating activities:
Net loss	$(141,253)	$(3,790,593)
Adjustments to reconcile net loss to net cash used in operating activities:
Share based compensation	-	3,750,000
Changes in operating assets and liabilities, net of dispositions:
Trade accounts receivable	(76,485)	(106,427)
Inventories	(81,518)	(66,000)
Prepaid and other current assets	4,986	(669)
Trade accounts payable	193,674	75,039
Accrued expenses	21,107	5,771
Net cash used in operating activities	(79,489)	(132,879)

Cash flow from financing activities:
Repayment of note receivable for common stock	-	79,500
Proceeds from notes payable	75,000	-
Proceeds from line of credit, net	10,580	44,324

Net cash provided by financing activities	85,580	123,824

Net increase (decrease) in cash and cash equivalents	6,091	(9,055))
Cash and cash equivalents, beginning of period	760	9,055

Cash and cash equivalents, end of period	$6,851	$-
Supplemental disclosure of non-cash financing activities:
Note receivable received for 66,666,666 shares of common stock	$-	$1,000,000
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$1,772	$1,549
Income taxes	$-	$-

See accompanying notes to condensed financial statements.

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ELECTRONIC KOURSEWARE INTERNATIONAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2008

(Unaudited)

NOTE 1 - Nature of Operations and Summary of Significant Accounting Policies

Business Description

Electronic Kourseware International, Inc., a Delaware corporation, (EKI” or the Company) is engaged in manufacturing, distributing and marketing science labs and equipment to educational institutions and retail consumers. EKI products have been sold to customers around the world, including colleges and universities, public and private schools, home schooling parents and co-ops and retail consumers. EKI also sells through educational distributors such as Pittsco, Sargent-Welch and Boreal Labs. EKI also does business under the trade names Sciencelabs.com and Science Labs-in-a-Box.

Condensed Financial Statements

The accompanying condensed financial statements present unaudited interim financial information and therefore do not contain certain information included in the annual financial statements of EKI. In the opinion of management, all adjustments (consisting only of normally recurring items) it considers necessary for a fair presentation have been included in the accompanying condensed financial statements. These condensed financial statements should be read in conjunction with the December 31, 2007, audited financial statements and the notes thereto.

Liquidity

The Company’s existing capital resources as of September 30, 2008, consisted of cash and accounts receivable totaling $153,899 and working capital of $18,387. The Company had net cash used in operating activities of $79,489 in during the nine months ended September 30, 2008. The Company believes that the financing arrangements that the Company currently has with Wells Fargo, Broadway Bank, and Paragon Capital, when combined with the revenue it expects to receive as it fills its current backlog combined with the financial backing of the current board of directors, will be sufficient to sustain operations throughout the next twelve months. In addition, the Company expects to receive a capital infusion of $250,000 from Paragon Capital in 2009.

In the event that the Company needs to raise additional capital externally to cover cash shortfalls, the Company is optimistic they will be able to obtain financing on favorable terms. However, no assurances can be made.

Trade Accounts Receivable

The Company estimates the collectability of its trade accounts receivable. In order to assess the collectability of these receivables, the Company monitors the current creditworthiness of each customer and analyzes the aging of related past due balances. These evaluations may indicate a situation in which a certain customer cannot meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. The allowance requirements are based on current facts and are reevaluated and adjusted as additional information is received. Trade accounts receivable are reserved when it is determined the receivable will not be collected. The Company’s allowance for doubtful accounts was $12,638 as of September 30, 2008 and December 31, 2007.

Revenue Recognition

We recognize revenue from product sales or services rendered when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectibility is reasonably assured.

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Product sales, net of promotional discounts, rebates, and return allowances, are recorded when the products are shipped and title passes to customers. Product sales to customers are made pursuant to a sales contract that provides for transfer of both title and risk of loss upon our delivery to the carrier. Return allowances, which reduce product revenue, are estimated using historical experience.

Revenue from equipment leases made to Science Labs-in-a-Box customers is recognized ratably over each customers monthly subscription period. Customers are required to pre-pay for one month of service at the beginning of each month.

Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share based on the weighted-average number of common shares outstanding for the period. Diluted net loss per common share is computed on the basis of the weighted average number of common shares plus dilutive potential common shares outstanding. Dilutive potential common shares are calculated under the treasury stock method. The Company did not have any dilutive potential common shares outstanding during the periods presented. In addition, as the Company had a net loss in all of the periods presented, basic and diluted net loss per common share are the same.

Recently adopted accounting pronouncements

Effective January 1, 2008, the Company partially adopted SFAS 157, which provides a framework for measuring fair value. Fair value is defined as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The partial adoption of this standard only resulted in additional disclosure requirements and had no financial statement impact. Delayed application of this statement is permitted for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company has not applied the provisions of SFAS 157 for intangible assets and long-lived assets measured for fair value for impairment assessment under Statement 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Effective January 1, 2008, the Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities — Including an Amendment of SFAS No. 115 (SFAS 159). This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS No. 159 are elective; however, the amendment to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The fair value option established by SFAS 159 permits the Company to choose to measure eligible items at fair value at specified election dates. The Company will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. In connection with the adoption of this standard, the Company did not elect any additional financial instruments to be recorded at fair value.

Recent accounting pronouncements

In March 2008, the Financial Accounting Standards Board issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an Amendment of Statement No. 133 (SFAS 161). SFAS 161 enhances disclosure requirements about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of adoption of SFAS 161.

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In May 2008, the FASB issued Staff Position (FSP) EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities. This staff position addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the allocation in computing earnings per share under the two-class method described in SFAS 128, Earnings Per Share. The FASB concluded that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders. If awards are considered participating securities, the Company is required to apply the two-class method of computing basic and diluted earnings per share. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact of adoption of this guidance.

In November 2007, FASB issued EITF 07-1, “Accounting for Collaborative Arrangements" (“EITF 07-1”).”   EITF 07-1 requires additional disclosures related to collaborative arrangements. EITF 07-1 is effective for fiscal years beginning after December 15, 2008.  The Company is currently assessing the impact the adoption of EITF 07-1 will have on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations - Revised 2007. SFAS 141 R provides guidance on improving the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141R applies to business combinations where is the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is in the process of analyzing the effects SFAS 141R will have on the Company’s financial statements.

In December 2007, the FASB also issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, which establishes accounting and reporting standards to improve the relevance, comparability, and transparency of financial information in its consolidated financial statements that include an outstanding noncontrolling interest in one or more subsidiaries. SFAS 160 is effective for fiscal years, and the interim periods within those fiscal years, beginning on or after December 15, 2008. Management of the Company does not expect the adoption of this pronouncement to have a material impact on its financial statements.

In May 2008, the FASB released SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.”   SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that presented in conformity with generally accepted accounting principles in the United States of America. SFAS No. 162 will be effective 60 days following the SEC’s approval of the PCAOB amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.  The Company does not believe SFAS 162 will have a significant impact on the Company’s consolidated financial statements.

Note 2: Restatement of Results

The Company has restated its 2007 financial statements from the amounts previously reported. The restatement includes an adjustment to increase stock compensation expense and the related increase in additional paid-in capital. Following is a summary of the restatement adjustments:

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September 30, 2007 Summary Statement of Operations	As Reported	Adjustments	As Restated

Net sales	$313,228	$-	$313,228
Cost of sales	201,411	-	201,411
Gross profit	111,817	-	111,817

Selling, general and administrative	400,025	3,500,000	3,900,025
Loss from operations	(288,208)	(3,500,000)	(3,788,208)

Total other expense	2,385	-	2,385

Net loss	$(290,593)	$(3,500,000)	$(3,790,593)

Basic and diluted loss per share	$0.00	$(0.02)	$(0.02)

In the previously issued financial statements, 249,999,999 restricted common stock grants issued to the members of the Company’s board of directors were valued at $0.001 per share, resulting in total stock compensation expense of $250,000. In the restated financial statements, the restricted stock grants issued to the members of the Company’s board of directors were valued at $0.015 per share, resulting in total stock compensation of $3,750,000. The Company’s board of directors estimated the value of the Company’s common stock at $0.015 per share in the restated financial statements based on the sale of 66,666,666 shares of common stock for a $1 million note receivable in February 2007.

Note 3:	Trade Accounts Receivable

Supplemental information on net trade accounts receivable:

	Nine Months ended September 30, 2008 (unaudited)	Year ended December 31, 2007

Gross trade accounts receivable	$159,686	$83,201
Less: allowance for doubtful accounts	(12,638)	(12,638)

	$147,048	$70,563

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Note 4:	Inventory

Supplemental information on inventory:

	Nine Months ended September 30, 2008 (unaudited)	Year ended December 31, 2007

Inventory	$276,332	$194,814
Less: inventory allowance	(41,360)	(41,360)

	$234,972	$153,454

Note 5:	Property and Equipment

The components of property and equipment are as follows:

	Useful Lives	Nine Months ended September 30, 2008 (unaudited)	Year ended December 31, 2007

Furniture and Equipment	3-7 years	$30,487	$30,487

Accumulated depreciation		(30,487)	(30,487)

		$-	$-

Note 6:	Financing Arrangements

Loan Arrangement

From time to time the Company draws upon two lines of credit provided by Wells Fargo and Broadway Bank. The credit lines are unsecured and have a maximum draw of $25,000 and $30,000 respectively. As of December 31, 2007 the balances drawn from Wells Fargo and Broadway were $19,386 and $24,173, respectively. As of September 30, 2008, the balances owed on the lines of credit to Wells Fargo and Broadway was $24,720 and $29,630, respectively. The Wells Fargo and Broadway Bank lines have variable interest rates which were both 10.25% as of September 30, 2008. Upon the occurrence of an event of default, Wells Fargo and Broadway Bank respectively have the right to demand the immediate repayment of all indebtedness owed to it by the Company. The Company does not have any financial covenants on the indebtedness.

See Note 10, Stock Purchase Agreement, for description of the Note Payable to Paragon Capital, L.P.

37

Note 7:	Commitments and Contingencies

Operating Leases

The Company leases office and warehouse space, under long-term, non-cancelable leases. Minimum future rental payments for all long-term non-cancelable operating leases are presented below as of September 30, 2008:

Years Ending December 31,

2008	3,300
2009	13,200

Rent expense was $3,300 for the nine months ended September 30, 2008 and 2007.

Litigation

From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. We currently are not a party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on the results of operations or financial position.

Note 8:	Stockholders’ Equity

Common Stock

In the February 2007, EKI entered in to a stock purchase agreement with three entities and issued 66,666,666 shares of common stock in exchange for a $1,000,000 note receivable. The note receivable was due March 20, 2007 and carried no interest rate. As of September 30, 2008, $79,500 has been received by the Company. The agreement stipulates that the note may be forgiven should the shares be returned. At this time, management believes that all or most of the remaining shares not paid for by the entities will be returned during 2009.

During the first quarter of 2007, the board approved and filed with the state of Delaware an amendment to the Company’s certificate of incorporation increasing the number of authorized shares from 100,000,000 to 500,000,000.

Note 9:	Related Party Transactions

In the first quarter of 2007, the Company issued 249,999,999 shares of common stock to the members of the Company’s board of directors. These shares were issued in consideration for director’s fees and other services provided by the board members since 2001 in their efforts to help the Company deliver a maximum return to the shareholders. The shares were issued with a restriction that does not allow any shares to be sold until March 1, 2009. Beginning on March 1, 2009, 20% of the shares may be sold each year for each of the next five subsequent years. The common stock was valued at $3,750,000, or $0.015 per share, and recorded as share based compensation during 2007 as the shares do not contain any vesting or repurchase rights and all services have been provided to the Company as of the date of issuance. There is not an active market for the Company’s common stock. The Company’s board of directors estimated the value of the Company’s common stock at $0.015 per share based on the sale of 66,666,666 shares of common stock for a $1 million note receivable in February 2007.

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Note 10:	Stock Purchase Agreement

EKI entered an agreement dated as of December 31, 2007, to sell 257,092,999 shares of restricted common stock to Paragon Capital, LP (“Paragon”), a private investor, for $250,000.  EKI expects to use the proceeds for investment its educational equipment business, including working capital and expansion of its marketing efforts. In connection with the stock purchase, EKI agreed to file this Form 10 and to seek to have its shares quoted for trading on the OTC Bulletin Board. Paragon has agreed to pay up to $75,000 of the expenses to prepare audited financial statements and file this Form 10 with the SEC. Paragon advanced EKI $50,000 when the agreement was first entered. In September 2008, Paragon advanced an additional $25,000 for registration expenses.

As consideration for Paragon’s advance to us of expenses to complete this Form 10, we executed two promissory notes to Paragon. The first note bears a face amount of $400,000 and is due on December 31, 2021. The second note bears a face amount of $200,000 and is due on September 30, 2022. The first, $400,000 note was also amended at the time that we entered into the second, $200,000 note. We received no cash proceeds for the execution of either of the notes other than the agreement of Paragon to advance our expenses as described in the preceding paragraph. The promissory notes provide that if we fail to complete the registration of our shares under the Securities Exchange Act (including filing this Form 10) and close the sale of the stock prior to December 31, 2008 (or such later date as may be agreed by the parties), Paragon may terminate the stock purchase agreement and demand that we repurchase the promissory notes within 10 days for the total amount advanced plus 18% per annum interest. As of January 6, 2009, we have an outstanding balance of $50,000 on the $400,000 promissory note and of $25,000 on the $200,000 promissory note.

The stock purchase agreement, as amended, the $400,000 promissory note, as amended, and the $200,000 promissory note all provide that if Paragon fails to close on the stock purchase agreement within 40 days after our registration statement becomes effective with the SEC and our common stock becomes listed on the OTC Bulletin Board the agreement may be terminated, and we may repurchase the promissory notes within 10 days for the total amount advanced plus 18% per annum interest.

The stock purchase agreement provides that $215,000 of the purchase price of the stock will be paid to EKI at closing, and the remaining $35,000 will be placed in escrow for six months as a holdback for any damages that might be incurred by the purchaser for a breach of the stock purchase agreement by EKI.

On January 30, 2009, Paragon notified the Company it had terminated the proposed purchase and demanded that the Company repay the $75,000 advanced pursuant to the notes with interest plus a $25,000 termination fee. Paragon’s termination letter stated that it was terminating the agreement because of the Company’s “failure to satisfy on or before December 31, 20008, one or more of the conditions set forth in Section 5 of the Agreement.” Section 5 of the Agreement provides in part that Paragon may terminate the agreement if the Company has not satisfied the conditions to Paragon’s obligation to close, contained in Section 5, on or before December 31, 2008.

Paragon did not specify in its termination letter the specific condition which was not satisfied by December 31. The Company believes that it has not yet complied with the following provisions in the agreement as of the date of this Form 10/A:

•

The Company must file a registration statement with the SEC on Form 10 and complete the registration of its common stock under the Securities Exchange Act of 1934. This Form 10/A has been filed to complete this obligation and the Company is in the process of responding to SEC comments, but the Company has not cleared all SEC comments as of the date of this Form 10/A. From completion of the Form 10 filing until closing on the stock purchase agreement, the Company must make timely filings of all reports required by the Exchange Act and rules thereunder.

•	Prior to closing the Company must file a Form 211 with FINRA, FINRA must have completed its review, and the Company’s stock must have commenced trading on the OTC Bulletin Board. The Company has

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not filed a Form 211 with FINRA, FINRA has not completed any review and our stock has not commenced trading on the OTC Bulletin Board. The Company expects that the requisite Form 211 will be filed immediately after the Company has completed all responses to comments made by the SEC staff on the Company’s Form 10/A and any additional amendments to it.

•

The Company must provide an opinion of counsel as to the validity of the shares to be issued to Paragon, authority to enter into the stock purchase agreement, and absence of pre-emptive rights. The Company has not yet provided such an opinion. In the normal course of business the Company would not have expected to have done so until shortly before closing.

•

The Company must provide a letter from its auditor stating that the Company is current in its payments to the auditor, and no disagreements exist between the Company and its auditor regarding accounting issues. The Company have not yet provided such a letter. In the normal course of business the Company would not have expected to have done so until shortly before closing.

•

The Company must be current in our payments to our transfer agent, and the transfer agent must agree to continue providing transfer agent services to the Company after closing. The Company are current in its payments to its transfer agent but has not yet asked the transfer agent to continue providing transfer agent services to the Company after closing. In the normal course of business the Company would not have expected to have done so until shortly before closing.

The Company believes that it is currently in compliance with the following conditions to closing:

•	The Company must have no unpaid tax liabilities. It knows of no unpaid tax liabilities.
•	The Company must not be in violation of any federal, state or local laws in any material respect. It knows of no violations of state, federal or local laws in any material respect.
•

The Company must not have issued or authorized the issuance of any additional equity securities, or securities convertible into equity securities, without the consent of Paragon. The Company has complied with this condition.

•

The Company must not engage in any business other than its current business, and must not have discontinued, divested or otherwise changed our current business without approval from Paragon. The Company has complied with this condition.

•

At closing, the Company must not have any liabilities on our balance sheet (except for scheduled liabilities disclosed to and acceptable to Paragon). As of the date of this Form 10/A, the Company has disclosed all of its liabilities to Paragon and Paragon has not objected to any of the liabilities so disclosed.

Item 14. Changes in and Disagreements with Accountants

None.

Item 15. Financial Statements and Exhibits

See Index to Financial Statements, page 11.

Exhibits

The following exhibits were previously filed as exhibits to the Company’s Form 10 filed with the SEC on October 2, 2008.

No.	Description

3.1	Conformed copy of certificate of incorporation of Electronic Kourseware International, Inc. (“EKI”)
3.2	Bylaws of EKI
4.1	Specimen copy of common stock certificate.
10.1	Stock Purchase Agreement between EKI and Paragon Capital L.P., dated December 31, 2007.
10.2	Amendment No. 1 to Stock Purchase Agreement dated December 31, 2007.
10.3	Promissory Note from EKI to Paragon Capital, L.P. dated December 31, 2007.
10.4	Amendment No. 1 to Promissory Note dated December 31, 2007.
10.5	Promissory Note from EKI to Paragon Capital, L.P., dated September 30, 2008
10.6	Promissory Note from LMTS Trading Inc., to EKI dated February 20, 2007.
10.7	Promissory Note from ERF Trading Inc., to EKI dated February 20, 2007.
10.8	Promissory Note from R&B Trading Inc., to EKI dated February 20, 2007.
10.9	Restricted Stock Award from EKI to Phillip D. Greer dated February 25, 2007
10.10	Restricted Stock Award from EKI to John Best dated February 25, 2007
10.11	Restricted Stock Award from EKI to Daniel Greer dated February 25, 2007
10.12	Restricted Stock Award from EKI to Thomas L. Kerr dated February 25, 2007
10.13	Restricted Stock Award from EKI to Trent L. Martin dated February 25, 2007
99.1	Code of Ethics

Signatures

In accordance with section 12 of the Securities Exchange Act of 1934, the registrant caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Electronic Kourseware International, Inc.

March 23, 2009

By:	/s/ Phillip D. Greer
Phillip D. Greer, CEO and Director

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